Ex. 10.151
FEDERATED HERMES, INC.
Incentive Compensation Recovery Policy
1.    Purpose
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 10D to the Securities Exchange Act of 1934, as amended (“Exchange Act”), the U.S. Securities and Exchange Commission (“SEC”) through the promulgation of Rule 10D-1 under the Exchange Act (“Rule 10D-1”), and the New York Stock Exchange, Inc. (“NYSE”) through Section 303A.14 of the NYSE Listed Company Manual (“Listing Standards”), Federated Hermes, Inc. (“Corporation”) has adopted this written Incentive Compensation Recovery Policy (“Policy”). This Policy is intended to comply with, and to be administered and interpreted consistent with, Section 10D of the Exchange Act, Rule 10D-1, and Section 303A.14 of the Listing Standards. Section 303A.14 of the Listing Standards prohibits the initial or continued listing of any security of an issuer (such as the Corporation) that is not in compliance with the requirements of any portion of Section 303A.14.
The purpose of this Policy is to provide for the recovery of certain Incentive-Based Compensation (if any) in the event of an Accounting Restatement to the extent required under the Section 10D of the Exchange Act, Rule 10D-1 thereunder, and Section 303A.14 of the Listing Standards.
Unless defined elsewhere in this Policy, capitalized terms shall have the meanings set forth in Section 10 below.
2.    Policy for Recovery of Erroneously Awarded Compensation
Subject to the terms and conditions set forth in this Policy, in the event that the Corporation is required to prepare an Accounting Restatement, the Corporation will recover reasonably promptly the amount of any Erroneously Awarded Compensation Received by an Executive Officer during the Recovery Period.
The Corporation shall not be required to recover Erroneously Awarded Compensation if and to the extent that the Corporation’s Compensation Committee (acting as the Administrator) determines that such recovery is impracticable and not required under Rule 10D-1 and Section 303A.14 of the Listing Standards because: (a) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, which determination can be made only after the Corporation has (i) made a reasonable attempt to recover such Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) to recover, and (iii) provided that documentation to the NYSE; (b) recovery would violate a home country law (i.e., the law of a jurisdiction in which an Executive Officer resides) adopted prior to November 28, 2022, which determination can be made only after the Corporation has (i) obtained an opinion of home country counsel acceptable to the NYSE that recovery would result in such a violation, and (ii) provided that opinion to the NYSE, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended (i.e., 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a)), and regulations thereunder.
3.    Administration
3.1.    This Policy shall be administered by the Corporation’s Compensation Committee, except that the Board may determine to act as the administrator or designate another committee of the Board to act as the administrator with respect to any portion of this

Policy other than Section 3.3 to the extent such Committee is comprised entirely of independent directors (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.
3.2.    The Administrator is authorized to take appropriate steps to implement this Policy and may effect recovery hereunder by: (i) requiring payment to the Corporation, (ii) set-off, (iii) reducing compensation, or (iv) such other means or combination of means as the Administrator determines to be appropriate.
3.3.    Any determinations made by the Administrator under this Policy shall be final and binding on all affected Executive Officers and need not be uniform with respect to each Executive Officer covered by this Policy.
4.    Reporting and Disclosure
The Corporation shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws.
5.    Indemnification Prohibition
Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement that may be interpreted to the contrary, the Corporation is prohibited from indemnifying, and shall not indemnify, any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation (including with respect to amount(s) recovered under this Policy or claims relating to the enforcement of this Policy, as well as any payment or reimbursement for the cost of third-party insurance purchased by such individual to fund potential obligations hereunder).
6.    Other Recovery Rights; Corporation Claims
Any right of recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Corporation under applicable law or pursuant to the terms of any other compensation recovery policy of the Corporation that may be in effect from time to time, including in any employment agreement, plan or award agreement, or similar agreement and any other legal remedies available to the Corporation. Nothing contained in this Policy and no recovery hereunder shall limit any claims, damages, or other legal remedies the Corporation may have against an Executive Officer arising out of or resulting from any actions or omissions by such Executive Officer.
7.    Amendment; Termination
The Board or the Compensation Committee may amend or terminate this Policy from time to time in its discretion as it deems appropriate and shall amend this policy as it deems necessary to comply with applicable law or any rules or standards adopted by a national securities exchange or association on which the Corporation’s securities are listed; provided, however, that no amendment or termination of this Policy shall be effective to the extent it would cause the Corporation to violate any federal securities laws, SEC rule or the rules or standards of any national securities exchange or association on which the Corporation’s securities are listed.
8.    Successors
This Policy shall be binding and enforceable against all individuals who are or were Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

9.    Effective Date
This Policy is effective only for Incentive-Based Compensation Received by an Executive Officer on or after the Effective Date.
10.    Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:
10.1.    “Accounting Restatement” means an accounting restatement of the Corporation’s financial statements due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
10.2.    “Administrator” has the meaning set forth in Section 3.1 hereof.
10.3.    “Board” means the Corporation’s Board of Directors.
10.4.    “Corporation” means Federated Hermes, Inc., a Pennsylvania corporation, and its affiliates.
10.5.    “Committee” means the Compensation Committee of the Board.
10.6.    “Effective Date” means December 1, 2023.
10.7.    “Erroneously Awarded Compensation” means the amount, as determined by the Administrator, of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Executive Officer had it been determined based on the restated amounts. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Administrator shall determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received by an Executive Officer, and the Corporation shall maintain documentation of the determination of that reasonable estimate and provide the documentation to the NYSE. In all cases, the amount to be recovered shall be calculated without regard to any taxes paid by the Executive Officer in respect of the Erroneously Awarded Compensation.
10.8.    “Executive Officers” means the Corporation’s current and former executive officers as determined by the Administrator in accordance with Rule 10D-1 and Section 303A.14 of the Listing Standards. Generally, Executive Officers include any executive officer designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act. The Executive Officers of the Corporation are identified as “Senior Officers” on Schedule A to the Corporation’s Policy on Trading and Confidentiality.
10.9.    “Financial Reporting Measure” means (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements and any measure derived wholly or in part from such a measure, or (b) the Corporation’s stock price or TSR. A Financial Reporting

Measure need not be presented within the Corporation’s financial statements or included in a filing with the SEC.
10.10.    “Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Corporation’s attainment of a Financial Reporting Measure that was Received by an individual (a) on or after the Effective Date and after such individual began service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation, and (c) while the Corporation had a listed class of securities on a national securities exchange or national securities association.
10.11.     Incentive-Based Compensation is deemed to be “Received” in the Corporation’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
10.12.    “Recovery Period” means (a) the three completed fiscal years immediately preceding the date that the Corporation is required to prepare an Accounting Restatement, and (b) any “transition period” that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years as described under Rule 10D-1 and the Listing Standards.
For purposes of this Policy: (i) a “transition period” between the last day of the Corporation’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; (ii) the “date that the Corporation is required to prepare the an Accounting Restatement” is the earlier to occur of (1) the date the Board, a committee of the Board, or the officer or officers of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement, or (2) the date a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement; and (3) the Corporation’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

Adopted: October 26, 2023